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                                                                    Exhibit 4(c)

                          FIRST AMENDMENT AGREEMENT
                          -------------------------

        First Amendment Agreement ("Amendment Agreement") made as of the 25th day of April, 1995, by and among THE J. M. SMUCKER COMPANY ("Borrower"), SOCIETY NATIONAL BANK, NATIONAL CITY BANK, and THE FIRST NATIONAL BANK OF CHICAGO (the "Banks") and SOCIETY NATIONAL BANK, as Agent for the Banks ("Agent"):

        WHEREAS, Borrower, Agent and Banks are parties to a certain revolving credit agreement dated as of April 27, 1994, which provides, among other things, for Syndicated Loans in an aggregate principal amount not to exceed One Hundred Twenty-Five Million Dollars ($125,000,000) at any one time outstanding, all upon certain terms and conditions (the "Credit Agreement");

        WHEREAS, Borrower, Agent and Banks desire to amend the Credit Agreement as set forth herein;

        WHEREAS, each term used herein shall be defined in accordance with the Credit Agreement;

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable considerations, Borrower, Agent and Banks agree as follows:

        1. The Credit Agreement is hereby amended by deleting the words "shall mean" in line one of the definition of "Consolidated" in Section 1.01.

        2. The Credit Agreement is hereby amended by deleting the definition "Termination Date" from Section 1.01 and substituting the following in place thereof:

               "'TERMINATION DATE' means April 30, 1998, as such date may be extended pursuant to Section 2.15 hereof, provided that if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day."

        3. The Credit Agreement is hereby amended by deleting the words "generally accepting accounting principles" in Section 1.02, and substituting in place thereof, the words "generally accepted accounting principles".

        4. The Credit Agreement is hereby amended by deleting Section 5.05, and substituting the following in place thereof:

                "SECTION 5.05. ERISA COMPLIANCE. Neither the Borrower nor any Subsidiary will incur any material accumulated funding deficiency within the meaning of the ERISA, and the regulations thereunder, or any material liability to the PBGC, established thereunder in connection with any Plan. Borrower will furnish to the Banks

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        (i) simultaneously with a filing with the PBGC of a notice regarding any Reportable Event and in any event within thirty (30) days after Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the treasurer of Borrower setting forth details as to such Reportable Event and the action which Borrower or the applicable Subsidiary proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to Borrower, (ii) promptly upon requests from the Banks after the due date (including extensions) for filing with the Internal Revenue Service, copies of each annual report with respect to each Plan established or maintained by Borrower and each of its Subsidiaries for each plan year, including (x) where required by law, a statement of assets and liabilities of such Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for plan benefits, for such plan year, certified by an independent public accountant satisfactory to the Banks if required by the Internal Revenue Service, and (y) an actuarial statement of such Plan applicable to such plan year, certified by an enrolled actuary of recognized standing acceptable to the Banks, and (iii) promptly after receipt thereof a copy of any notice of material change Borrower, any Subsidiary or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any Plan administered by Borrower; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrower will promptly notify the Banks of any taxes assessed, proposed to be assessed or which Borrower has reason to believe may be assessed against Borrower or any Subsidiary by the Internal Revenue Service with respect to any Plan. As used in this subsection "material" means the measure of a matter of significance which shall be determined as being an amount equal to five percent (5%) of Borrower's Consolidated Tangible Net Worth; and "notices of general application" means notices that apply generally and not specifically to this Credit Agreement."

        5 .    Borrower hereby represents and warrants to Banks that (a)
Borrower has the legal power and authority to execute and deliver this Amendment Agreement; (b) the officials executing this Amendment Agreement have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational agreements of Borrower or any law applicable to Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Borrower; and (d) this Amendment Agreement constitutes a valid and binding obligation of Borrower in every respect, enforceable in accordance with its terms.

        6. No Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Amendment Agreement by the performance or observance of any provision hereof.



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        7.  Each reference to the Credit Agreement that is made in the Credit
Agreement or any other writing shall hereafter be construed as a reference to the Credit Agreement as amended hereby. Except as herein otherwise specifically provided, all provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby.

        8. The rights and obligations of all parties hereto shall be governed by the laws of the State of Ohio.

THE J.M. SMUCKER COMPANY                SOCIETY NATIONAL BANK, individually
                                        and as Agent

By: /s/ R.K. Smucker                    By: /s/ Lawrence A. Mack
    --------------------------              -----------------------------
Title: President                        Title: Vice President
      ------------------------                ---------------------------



NANONAL CITY BANK                       THE FIRST NATIONAL BANK OF
                                        CHICAGO

By: /s/ Stanley J. Gregorin             By: /s/ Marguerite Canestraro
    --------------------------------        -----------------------------
Title: Vice-President                   Title: Authorized Agent
      ------------------------                ---------------------------





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